EXHIBIT 99.1

Agenus Reports Fourth Quarter and Year End 2012 Financial Results

Agenus to Host Conference Call Beginning at 11 a.m. ET Today

LEXINGTON, Mass., Feb. 28, 2013 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a biotechnology company working to develop novel immunology based treatments for cancers and infectious diseases, today announced its financial results and business highlights for the fourth quarter and year ended December 31, 2012.

The company reported a net loss attributable to common stockholders of $5.6 million, or $0.23 per share, basic and diluted, for the fourth quarter of 2012, compared with a net loss attributable to common stockholders in the fourth quarter of 2011 of $6.2 million, or $0.29 per share, basic and diluted.

For the year ended December 31, 2012, the company incurred a net loss attributable to common stockholders of $12.1 million, or $0.51 per share, basic and diluted, compared with a net loss attributable to common stockholders of $24.1 million, or $1.21 per share, basic and diluted, for the comparable period in 2011. The decreased net loss for the twelve months ended December 31, 2012, compared to the same period in 2011, is directly related to the revenue generated of $13.4 million during the first quarter of 2012 primarily due to the one-time payments received through an expanded agreement with GlaxoSmithKline (GSK), and through a license of non-core technologies.

Cash provided by operating activities for the year ended December 31, 2012 was $1.0 million compared to cash used in operating activities of $16.2 million for the same period in 2011. Cash and cash equivalents were $21.5 million as of December 31, 2012.

"Last year we saw significant progress in both our core technology areas, which is expected to lead to the announcement of significant milestones this year. These include GSK's Phase 3 data readouts of the MAGE-A3 cancer immunotherapeutic vaccine candidates for melanoma and non-small cell lung cancer and our Phase 2 data readout for HerpV, a therapeutic vaccine candidate to treat genital herpes," said Garo H. Armen, Ph.D., chairman and CEO of Agenus. "We believe that successful outcomes, particularly for the Phase 3 programs, could lead to a paradigm shift in the way patients are treated in the future and make therapeutic vaccines a larger focus for the pharmaceutical and biotech industries."

Highlights for 2012

  In November, the second complete set of results from the Phase 3 trial of GSK's RTS,S malaria vaccine candidate (also known as Mosquirix™), which contains Agenus' QS-21 Stimulon adjuvant®1 (QS-21 Stimulon), were published online in the New England Journal of Medicine. In this trial, infants (aged 6-12 weeks at first vaccination) receiving the RTS,S vaccine candidate experienced one-third fewer episodes of both clinical and severe malaria and experienced similar reactions to the injection when compared to those who received the control meningococcal C conjugate vaccine. Both co-primary endpoints in the large ongoing efficacy trial were met.
  In October, the company began a Phase 2 randomized, double-blind, multicenter study for HerpV, a recombinant "off-the-shelf" therapeutic vaccine candidate for the treatment of genital herpes in herpes simplex virus 2 (HSV-2) positive subjects. HerpV contains QS-21 Stimulon. The study designated as protocol C-400-02 has recently completed enrollment and data results are expected during the fourth quarter of 2013. The primary aim of the study is to test the biological efficacy of the HerpV vaccine as measured by effect on genital HSV-2 viral shedding.
  In August, data from the Phase 1 trial for Prophage Series G-200 (HSPPC-96; vitespen) were published by Clinical Cancer Research in an article titled, "Individual patient-specific immunity against high-grade glioma after vaccination with autologous tumor derived peptides bound to the 96 KD chaperone protein." This data showed that a tumor specific immune response to peptides bound to gp96 can be generated with autologous HSPPC-96 derived from glioblastoma (GBM) patients undergoing surgical resection and the observations provide evidence for a general mechanism to elicit individual patient-specific immune responses that appear to correlate with clinical outcome.
  In July, GSK's herpes zoster vaccine candidate (HZ/su), which contains QS-21 Stimulon as a component of GSK's adjuvant system, commenced a global, randomized, placebo-controlled Phase 3 clinical trial for the prevention of shingles (herpes zoster) in immunocompromised patients. This study will include approximately 200 clinical sites and enroll more than 1,400 patients 18 years of age or older undergoing hematopoietic stem cell transplantation (HCT). The immunocompromised study represents the continuation of a Phase 3 clinical program that began in August 2010, which includes over 30,000 adult patients.
  In June, Agenus met the qualifications to join the broad-market Russell 3000®Index, Russell 2000® Index, Russell Global Index, and Russell Microcap® Index.
  In March, GSK and Agenus amended the QS-21 Stimulon license and manufacturing agreement to include additional rights for the use of Agenus' proprietary QS-21 Stimulon in GSK adjuvant systems. In addition, Agenus agreed to grant GSK the first right to negotiate for the purchase of Agenus or certain of its assets. Under the terms of the agreement, GSK paid Agenus a non-refundable payment of $9 million, of which $2.5 million is creditable against future manufacturing technology transfer royalty payments. The agreement also included royalty payments for an undisclosed indication upon commercialization of a vaccine product.

Between Agenus and its partners, a total of 19 vaccine programs are in clinical development of which 17 contain QS-21 Stimulon. They include, but are not limited to:

  Phase 3: GSK's RTS,S for malaria2
  Phase 3: GSK's MAGE-A3 cancer immunotherapy for selected patients with resected melanoma2
  Phase 3: GSK's MAGE-A3 cancer immunotherapy for selected patients with resected non-small cell lung cancer2
  Phase 3: GSK's HZ/su for shingles2
  Phase 2: Janssen's  ACC-001 for Alzheimer's disease

Agenus' pipeline programs include:

  Phase 2: HerpV (contains QS-21 Stimulon) for genital herpes
  Phase 2: Prophage Series G-100 for newly diagnosed glioma
  Phase 2: Prophage Series G-200 for recurrent glioma

Saponin Platform: QS-21 Stimulon®Adjuvant

Agenus' QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants under development. QS-21 Stimulon is designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 Stimulon is a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to play an important role for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Licensees of QS-21 Stimulon include GSK and Janssen Alzheimer Immunotherapy. Agenus is generally entitled to receive milestone payments as QS-21 Stimulon-containing programs advance, as well as royalties for 10 years after commercial launch, with some exceptions.

Heat Shock Protein Platform (HSP): Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine candidate for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2).  HerpV is the most clinically advanced HSV-2 therapeutic vaccine and is currently in a Phase 2 randomized, double-blind, multicenter study.  The vaccine is based on Agenus' HSP platform technology, and contains Agenus' proprietary QS-21 Stimulon adjuvant.

HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV increases the chance of providing efficacy for a wide segment of the patient population.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was generally well tolerated, with injection site pain as the most common reported adverse event. All patients who received HerpV and were evaluable for immune response showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8). This study was published in the scientific journal Vaccine.

Heat Shock Protein Platform( HSP): Prophage Series Cancer Vaccines

Derived from each individual's tumor, Prophage Series vaccines contain the 'antigenic fingerprint' of the patient's particular cancer and are designed to reprogram the body's immune system to target only cancer cells bearing this fingerprint. Prophage Series vaccines, based on our HSP platform technology, are intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. The Prophage G Series vaccines are currently being studied in two different settings of glioma: newly diagnosed and recurrent disease.

The Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) approved a study of the Prophage Series G-200 vaccine in a large, randomized Phase 2 trial in combination with Avastin® (bevacizumab; Genentech/Roche) in patients with surgically resectable recurrent GBM. The study will be sponsored by the Alliance for Clinical Trials in Oncology, an NCI cooperative group. This trial will investigate the combination of G-200 and Avastin in a three-arm randomized study of approximately 220 patients with surgically resectable recurrent GBM. The study will compare efficacy of G-200 given with Avastin either concomitantly or at progression, versus Avastin alone, in the therapy of surgically resectable recurrent GBM. This study is anticipated to begin enrolling patients during the first half of 2013.

In addition to the recurrent GBM study with G-200, a Phase 2 trial testing the Prophage Series G-100 vaccine in patients with newly diagnosed glioma is underway. In this trial, G-100 is being used with the standard of care, which includes Temodar® (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen. Preliminary findings from this study will be presented in a plenary session of a major medical meeting in early May 2013.

For additional information please refer to www.clinicaltrials.gov or click on the following link (http://www.clinicaltrials.gov/ct2/show/NCT00905060?term=C-100-37&rank=1)

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today.  To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 14310694. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/.  A replay will be available approximately two hours after the call through midnight Eastern Time on April 25, 2013.  The replay number is 855.859.2056 (domestic) or 404.537.3406 (international), and the access code is 14310694. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This earnings release contains forward-looking statements, including statements regarding development and clinical trial activities and timelines of the company and its licensees and collaborators; potential benefit of product candidates in development, and potential revenue streams from our partnering and licensing arrangements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians, patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed for the period ended September 30, 2012 and other reports filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

1. QS-21 Stimulon® adjuvant and the related agreements, and HerpV are assets of Antigenics Inc., a wholly owned subsidiary of Agenus Inc.

2. QS-21 Stimulon is a component of certain GSK adjuvant systems.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Revenue	$ 1,090	$ 644	$ 15,961	$ 2,756

Operating expenses:
Cost of revenue	303	--	672	--
Research and development	2,371	2,856	10,565	11,023
General and administrative	2,645	2,710	11,465	10,820

Operating loss	(4,229)	(4,922)	(6,741)	(19,087)

Other expense, net	1,211	1,098	4,584	4,190

Net loss	(5,440)	(6,020)	(11,325)	(23,277)

Dividends on Series A convertible preferred stock	(199)	(197)	(792)	(790)

Net loss attributable to common stockholders	$ (5,639)	$ (6,217)	$ (12,117)	$ (24,067)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.23)	$ (0.29)	$ (0.51)	$ (1.21)
Weighted average number of common shares outstanding, basic and diluted	24,682	21,519	23,629	19,899

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31, 2012	December 31, 2011

Cash and cash equivalents	$ 21,468	$ 10,748
Total assets	29,093	19,808
Total stockholders' deficit	(17,600)	(20,831)
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